Exhibit 10.1

SECOND AMENDMENT

TO

EXECUTIVE EMPLOYMENT AGREEMENT

This Second Amendment (the “Second Amendment”) to the Executive Employment Agreement, dated as of July 30, 2010, as amended on November 22, 2010, is entered into by Quintiles Transnational Corp., a North Carolina corporation (hereinafter “the Company”) and Kevin Gordon (hereinafter “Executive”). This Second Amendment shall be effective as of October 14, 2015 (the “Effective Date”).

WHEREAS, the Company and Executive entered into an Executive Employment Agreement, dated as of July 30, 2010, as amended on November 22, 2010 (the “Employment Agreement”) designating Executive as the Chief Financial Officer of the Company;

WHEREAS, since the date of the Employment Agreement, Executive has assumed additional operational responsibilities, and the Company desires to designate Executive as its Chief Operating Officer, effective immediately, and the Executive desires to accept such position;

WHEREAS, as a result of such new position, it is necessary for the Company to designate a different individual as its Chief Financial Officer; and

WHEREAS, the Company and Executive desire to amend the Employment Agreement as set forth below to (i) designate Executive as its Chief Operating Officer, (ii) make appropriate provisions for the transition of the Chief Financial Officer duties to a different individual and (iii) provide a mechanism for the orderly transition of Executive’s duties following his retirement from the Company by procuring a commitment from the Executive to provide consulting services for a period of time following his retirement (at a date not yet determined).

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Nature of Employment. The first sentence of Section 2 of the Employment Agreement shall be deleted and replaced with the following sentence:

“2. NATURE OF EMPLOYMENT. Executive shall report to the Chief Executive Officer of the Company and shall serve as Chief Operating Officer, and have such responsibilities and authority as the Company may assign from time to time, commensurate with his title and remuneration. Until such time as the Company appoints a new Chief Financial Officer, Executive shall continue to serve in such role. Following the appointment by the Company of a new Chief Financial Officer, Executive shall assist in the orderly transition of those duties to such designated individual.”

2. Base Salary. The first sentence of Section 3.1 of the Employment Agreement shall be deleted and replaced with the following sentence:

“3.1 Base Salary. Executive’s monthly salary for all services rendered shall be $56,250.00 (less applicable withholdings), or $675,000 on an annualized basis, payable in accordance with the Company’s policies, procedures and practices as they may exist from time to time.”

3. Annual Bonus. The following language shall be added to the end of Section 3.2 of the Employment Agreement:

“As a bonus for the 2016 performance year and subsequent years, Executive shall be eligible to participate in the Company’s bonus plan for senior executives at a target level of 100 percent (100%) of his then annual base salary.”

4. Definition of Good Reason. Section 4.2.2 of the Employment Agreement shall be deleted in its entirety and replaced with the following Section 4.2.2:

“4.2.2 Executive may terminate Executive’s employment for “Good Reason” if, without the consent of the Executive, any of the following events occur: (i) a change to the Executive’s reporting relationship such that he is no longer reporting to the Chief Executive Officer of the Company; (ii) the Executive’s annual base salary or target bonus opportunity (including any prior increases to such salary or bonus opportunity) is materially reduced; (iii) a material diminution in Executive’s duties or responsibilities, making his position inconsistent with his duties as “C Level” executive; and (iv) a relocation of Executive’s principal workplace as of the date hereof that exceeds fifty (50) miles. Executive agrees to provide the Company with written notice of the event constituting Good Reason within thirty (30) days of becoming aware of the actions or inactions of the Company giving rise to such Good Reason. Such termination for Good Reason shall become effective sixty (60) days following Executive’s written notice, provided the Company has not cured the actions or inactions giving rise to Executive’s notice of termination for Good Reason.”

5. Post-Termination Payments. Section 5.1 of the Employment Agreement shall be deleted in its entirety and replaced with the following Section 5.1:

“5.1 The Company’s obligation to compensate Executive ceases on the effective termination date except as to: (i) amounts due at that time; (ii) any amount subsequently due pursuant to the program described in Section 3.2; and (iii) any compensation and/or benefits to which he may be entitled to receive pursuant to Sections 5.2, 5.3, 5.4 or 5.8.”

6. Retirement. The following Section 5.8 shall be added to the Employment Agreement.

“5.8 In connection with Executive’s retirement from the Company, the Company and Executive hereby agree to enter into a Consulting and General Release Agreement in the form attached hereto as Exhibit A, which Consulting and General Release Agreement shall be effective as of the Executive’s designated retirement date.”

7. No Other Changes. There are no further changes to the terms of the Employment Agreement. Except as would be inconsistent with the terms of this Second Amendment to the Employment Agreement, all other terms and conditions of the Employment Agreement not otherwise defined in this Second Amendment shall have the meanings ascribed to them in the Employment Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have entered into this Second Amendment to the Employment Agreement as of the day and year written below.

QUINTILES TRANSNATIONAL CORP.

By:	/s/ James H. Erlinger III

Name:	James H. Erlinger III

Title:	Executive Vice President, General Counsel and Secretary

Date:	October 14, 2015

KEVIN GORDON

By:	/s/ Kevin K. Gordon

Name:	Kevin K. Gordon

Title:	Executive Vice President of Operations and Chief Financial Officer

Date:	October 14, 2015

EXHIBIT A

CONSULTING AND GENERAL RELEASE AGREEMENT

This CONSULTING AND GENERAL RELEASE AGREEMENT (the “Consulting Agreement”) is made and entered into between Quintiles Transnational Corp. (the “Company”) and Kevin Gordon (the “Executive” or “Consultant” or “Executive/Consultant”). Throughout the remainder of the Consulting Agreement, the Company and Executive or Consultant may be collectively referred to as “the parties.”

Executive is currently employed under an Executive Employment Agreement with the Company, with an effective date of July 30, 2010, as amended on November 22, 2010 and October 14, 2015 (the “Employment Agreement”). Executive hereby resigns from his employment, and from his officer position as Chief Operating Officer, and all other officer and director positions held with the Company and its subsidiaries and affiliates, effective as of [date]. The Company wishes to retain Executive’s services following his resignation, and the parties have agreed to the terms for a consulting arrangement, as set forth herein, which shall continue for a five (5) month period. The parties agree that, for all purposes, the Executive shall be deemed to have retired from the Company as of [date]. The parties have negotiated the terms of Executive’s termination from employment and of the consulting arrangement, and have agreed upon acceptable terms as described herein.

Executive represents that he has carefully read this entire Consulting Agreement, understands its consequences, and voluntarily enters into it.

In consideration of the above and the mutual promises set forth below, the Executive and the Company agree as follows:

1. RESIGNATION, SEPARATION AND RETIREMENT. Executive hereby resigns from all officer positions with the Company and its subsidiaries and affiliates (including Quintiles Transnational Holdings Inc.), and from his employment with the Company, as of [date]1 (“Employment Termination Date”). Until the Employment Termination Date, Executive shall perform such duties and special projects as he is assigned by the Company, and Executive shall be paid and receive all of his regular existing compensation and benefits through such date (including but not limited to reimbursement for all business expenses incurred on or prior to the Employment Termination Date). The parties acknowledge and agree that, for all purposes, the Executive shall be deemed to have retired from the Company as of [date].

2. POST-TERMINATION BENEFITS. After the Employment Termination Date, except as provided in Sections 3(b) and 3(d), Executive shall not be entitled to disability, accidental death or any other employee benefits, and shall not be a participant in the Company’s 401(k) Plan (the “401(k) Plan”) or any other plan of any type. For the avoidance of doubt, Executive will not be eligible to contribute to his 401(k) plan from the Consulting Fee under Section 3, nor receive matching funds from the Company’s related policies. Nothing in this Consulting Agreement, however, shall be deemed to limit Executive’s continuation coverage rights under COBRA or Executive’s vested rights, if any, under the 401(k) Plan or other plans, and the terms of those plans shall govern.

3. CONSULTING SERVICES, CONSULTING TERM.

(a) Term and Nature of Services. Beginning on the Employment Termination Date and continuing for the five (5) month period following the Employment Termination Date (the “Consulting Term”), Executive/Consultant shall provide advice and consultation as reasonably requested by the Company in connection with Executive/Consultant’s knowledge, expertise and areas of prior responsibility for the Company (hereafter, the “Consulting Arrangement”). Executive/Consultant shall be available to provide consulting services at such times and in such amount as requested by the Company, provided that the consulting services shall be performable by Executive/Consultant at reasonable times, by telephone or email, and in a manner that will not conflict with Executive’s/Consultant’s personal or business obligations. The Company also hereby indemnifies Executive/Consultant, with respect to his provision of the consulting services, to the fullest extent that would be permitted by law (including a payment of expenses in advance of final disposition of a proceeding) and in the same manner as would be required pursuant to Section 12 of the Employment Agreement had Executive/Consultant remained employed by the Company during the Consulting Term.

(b) Consulting Fee. The Company shall pay Executive/Consultant a Consulting Fee as follows: (i) during the initial first (1st) and second (2nd) months of the Consulting Term, the Company shall pay Executive/Consultant the amount of his then current monthly base salary, regardless of the number of hours spent by Executive/Consultant on such consulting services, paid in monthly installments, and the Company shall reimburse Executive/Consultant for all expenses incurred by Consultant in connection with the performance of the consulting services; (ii) during the third (3rd), fourth (4th) and fifth (5th) months of the Consulting Term, the Company shall pay Executive/Consultant $5,000 per month, regardless of the number of hours spent by Executive/Consultant on such consulting services, paid in monthly installments, and the Company shall reimburse Executive/Consultant for all expenses incurred by Consultant in connection with the performance of the consulting services; and (iii) within seventy-five (75) days following the commencement of the Consulting Term, Company shall pay Executive/Consultant a lump sum payment, less any applicable withholdings, equal to $18,000 in lieu of the Company’s provision of any medical and other benefits during the Consulting Term. In the event of the death of the Executive, all payments payable hereunder, except for the payment due under Section 3(b)(i) and Section 3(b)(ii), shall become payable to the Executive’s estate on the same schedule as otherwise due to Executive/Consultant.

(c) Independent Contractor Status. The parties hereby acknowledge and agree that Executive/Consultant’s consulting services for the Company under this Consulting Arrangement shall be provided strictly as an independent contractor. Nothing in this Consulting Agreement shall be construed to render him an employee, co-venturer, agent, or other representative of the Company during the Consulting Term. Executive/Consultant understands that he must comply with all tax laws applicable to a self-employed individual, including the filing of any necessary tax returns and the payment of all income and self-employment taxes. The Company shall not be required to withhold from the consulting fee any state or federal income taxes or to make payments for Social Security (“FICA”) tax, unemployment insurance, or any other payroll taxes. The Company shall not be responsible for, and shall not obtain, worker’s compensation, disability benefits insurance, or unemployment security insurance coverage for Executive/Consultant. Executive/Consultant is not eligible for, nor entitled to, and shall not participate in, any of the Company’s benefit plans (except as set forth in Sections 3(b) or 3(d)). Consistent with his duties and obligations under this Consulting Agreement, Executive/Consultant shall, at all times, maintain sole and exclusive control over the manner and method by which he performs his consulting services.

(d) Incentive Awards. For the avoidance of doubt, the parties acknowledge and agree that Executive/Consultant and the Company will continue to have a service relationship during the Consulting Term for purposes of the Company’s restricted stock unit, performance unit, stock and option plans and programs, and Executive/Consultant’s restricted stock unit, performance unit, stock and option agreements, and that no termination or pending termination is triggered by the Employment Termination Date in light of the continuing service relationship. The parties intend that Executive/Consultant’s separation from service at the end of the Consulting Term will be considered a retirement under the Company’s restricted stock unit, performance unit, stock and option plans and programs, and Executive/Consultant’s restricted stock unit, performance unit, stock and option agreements, and that Executive shall be treated for such purposes as if his employment had continued through the end of the Consulting Term for all purposes thereunder (including, without limitation, vesting). The Company confirms that the “Committee” (as defined in the Company’s restricted stock unit, performance unit, stock and option plans) has approved Executive’s retirement as of the last day of the Consulting Term for all purposes. In the event of a conflict between the terms of this Consulting Agreement, including this Section 3(d), and any of the Company’s restricted stock unit, performance unit, stock and option plans and programs, and Executive/Consultant’s restricted stock unit, performance unit, stock and option agreements, the terms of this Consulting Agreement shall control.

4. ADEQUACY OF CONSIDERATION. Executive/Consultant acknowledges that the benefits available to him under this Consulting Agreement are significant, are of greater value than the benefits to which he would be entitled to receive if he did not sign this Consulting Agreement, and constitute adequate consideration for the releases of claims, under Sections 7 and 8 of this Consulting Agreement.

5. EMPLOYMENT AGREEMENT. Executive/Consultant acknowledges and agrees that this Consulting Agreement provides him with more benefits than those to which he would be entitled under the Employment Agreement, and agrees that the Employment Agreement is hereby terminated, except that Executive/Consultant acknowledges and agrees that: (i) Sections 6.1, 6.2, 6.3, 7, 8, 9, 12, 13 and 17 through 19 of the Employment Agreement shall survive such termination, as modified by this Section 5; (ii) Section 6.1 of the Employment Agreement will continue to apply to information obtained by Executive/Consultant during the Consulting Term; and (iii) the terms of Section 6.3 (Competitive Business Activities) of the Employment Agreement shall be modified to extend for the two (2) year period following the date that is two months after the Employment Termination Date.

6. COMPANY PROPERTY. Upon the expiration of the Consulting Term as provided in Section 3(a), Executive/Consultant shall: (i) deliver to the Company all records, memoranda, data, documents and other property of any description which refer or relate in any way to trade secrets or confidential information, including all copies thereof, which are in his possession, custody or control; (ii) deliver to the Company all Company property (including, but not limited to, keys, credit cards, computers, client files, contracts, proposals, work in process, manuals, forms, computer stored work in process and other computer data, research materials, other items of business information concerning any Company customer or client or potential prospect to purchase some or all of the Company’s assets, or Company business or business methods, including all copies thereof) which is in his possession, custody or control and (iii) prior to the Employment Termination Date, and if necessary during the Consulting Term, fully cooperate with the Company in winding up his work and transferring that work to other individuals designated by the Company.

7. RELEASE. In consideration of the benefits conferred by this CONSULTING AGREEMENT, EXECUTIVE/CONSULTANT (ON BEHALF OF HIMSELF, HIS FAMILY

MEMBERS, HEIRS, ASSIGNS, EXECUTORS AND OTHER REPRESENTATIVES) RELEASES THE COMPANY AND ITS PAST, PRESENT AND FUTURE PARENTS, SUBSIDIARIES, AFFILIATES, AND ITS AND/OR THEIR PREDECESSORS, SUCCESSORS, ASSIGNS, AND ITS AND/OR THEIR PAST, PRESENT AND FUTURE OFFICERS, DIRECTORS, EXECUTIVES, OWNERS, INVESTORS, SHAREHOLDERS, ADMINISTRATORS, BUSINESS UNITS, EXECUTIVE/CONSULTANT BENEFIT PLANS (TOGETHER WITH ALL PLAN ADMINISTRATORS, TRUSTEES, FIDUCIARIES AND INSURERS) AND AGENTS (“RELEASEES”) FROM ALL CLAIMS AND WAIVES ALL RIGHTS KNOWN OR UNKNOWN, HE MAY HAVE OR CLAIM TO HAVE IN EACH CASE RELATING TO HIS EMPLOYMENT WITH THE COMPANY, OR HIS SEPARATION THEREFROM arising before the execution of this Consulting Agreement by Executive, including but not limited to claims for: (i) discrimination, harassment or retaliation arising under any federal, state or local laws, or the equivalent applicable laws of a foreign country, prohibiting age (including but not limited to claims under the Age Discrimination in Employment Act of 1967 (ADEA), as amended, and the Older Worker Benefit Protection Act of 1990 (OWBPA)), sex, national origin, race, religion, disability, veteran status or other protected class discrimination, the Family and Medical Leave Act, as amended (FMLA), harassment or retaliation for protected activity; (ii) for compensation, commission payments, bonus payments and/or benefits including but not limited to claims under the Fair Labor Standards Act of 1938 (FLSA), as amended, the Employee Retirement Income Security Act of 1974, as amended (ERISA), the Family and Medical Leave Act, as amended (FMLA), and similar federal, state, and local laws, or the applicable laws of any foreign country; (iii) under federal, state or local law, or the applicable laws of any foreign country, of any nature whatsoever, including but not limited to constitutional, statutory; and common law; and (iv) attorneys’ fees. Executive/Consultant specifically waives his right to bring or participate in any class or collective action against the Company. Provided, however, that this release does not apply to claims by Executive/Consultant: (aa) for workers’ compensation benefits or unemployment benefits filed with the applicable state agencies; (bb) for vested pension or retirement benefits including under the Company’s 401(k) plan; (cc) to continuation coverage under COBRA, or equivalent applicable law; (dd) to rights he may have to indemnification by the Company pursuant to the Company’s bylaws, articles of incorporation, insurance policies, this Consulting Agreement, Section 12 of the Employment Agreement (which Section, for the avoidance of doubt, remains in full force and effect) or under applicable law; (ee) to rights arising out of his ownership of stock or options in the Company or its affiliates; (ff) to rights that cannot lawfully be released by a private settlement agreement; (gg) to claims or rights that arise or accrue after Executive’s execution of this Consulting Agreement; or (hh) to enforce, or for a breach of, this Consulting Agreement (the “Reserved Claims”). For the purpose of implementing a full and complete release and discharge, Executive/Consultant expressly acknowledges that this Consulting Agreement is intended to include in its effect, without limitation, all claims which he does not know or suspect to exist in his favor at the time of execution hereof, and that this Consulting Agreement contemplated the extinguishment of any such claim or claims.

8. COVENANT NOT TO SUE. In consideration of the benefits offered to Executive, Executive/Consultant will not sue Releasees on any of the released claims or on any matters relating to his employment arising before the execution of this Consulting Agreement other than with respect to the Reserved Claims, including but not limited to claims under the ADEA, or join as a party with others who may sue Releasees on any such claims; provided, however, this paragraph will not bar a challenge under the OWBPA to the enforceability of the waiver and release of ADEA claims set forth in this Consulting Agreement, the Reserved Claims, or where otherwise prohibited by law. If Executive/Consultant does not abide by this paragraph, then (i) he will return all monies received under this Consulting Agreement and indemnify Releasees for all expenses incurred in defending the action, and (ii) Releasees will be relieved of their obligations hereunder.

9. RIGHT TO REVIEW. The Company delivered this Consulting Agreement, containing the release language set forth in Sections 7 and 8, to Executive/Consultant via email on [date] (the “Notification Date”), and informed him that it desires that he have adequate time and opportunity to review and understand the consequences of entering into it. The Company advises Executive/Consultant as follows:

•	Executive/Consultant should consult with his attorney prior to executing the Consulting Agreement; and

•	Executive/Consultant has 21 days from the Notification Date within which to consider it.

Executive/Consultant must return an executed copy of the Consulting Agreement to the Company on or before the 22nd day following the Notification Date. Executive acknowledges and understands that he is not required to use the entire 21-day review period and may execute and return this Consulting Agreement at any time before the 22nd day following the Notification Date. If, however, Executive does not execute and return an executed copy of this Consulting Agreement on or before the 22nd day following the Notification Date, this Consulting Agreement shall become null and void. This executed Consulting Agreement shall be returned to: James Erlinger, Executive Vice President and General Counsel, Quintiles Transnational Corp., 4820 Emperor Blvd., Durham, NC 27703.

10. REVOCATION. Executive/Consultant may revoke the Consulting Agreement during the seven (7) day period immediately following his execution of it. This Consulting Agreement will not become effective or enforceable until the revocation period has expired. To revoke this General Release Agreement, a written notice of revocation must be delivered to: James Erlinger, Executive Vice President and General Counsel, Quintiles Transnational Corp., 4820 Emperor Blvd., Durham, NC 27703.

11. AGENCY CHARGES/INVESTIGATIONS. Nothing in this Consulting Agreement shall prohibit Executive/Consultant from filing a charge or participating in an investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or other governmental agency with jurisdiction concerning the terms, conditions and privileges of his employment; provided, however, that by signing this Consulting Agreement, Executive/Consultant waives his right to, and shall not seek or accept, any monetary or other relief of any nature whatsoever in connection with any such charges, investigations or proceedings.

12. NONDISPARAGEMENT. Both parties warrant that going forward neither party, nor any of its respective agents, directors or officers, will make disparaging, defaming or derogatory remarks about the other or their respective services, business practices, directors, officers, managers, or executives, as applicable, to anyone.

13. REFERENCES. Executive/Consultant agrees that he will direct all written inquiries from prospective employers to the Work Number: www.theworknumber.com. Executive/Consultant acknowledges and agrees that, consistent with its usual practices, the Company will provide only information about Executive/Consultant’s positions, dates of employment and salary.

14. DISCLAIMER OF LIABILITY. Nothing in this Consulting Agreement is to be construed as either an admission of liability or admission of wrongdoing on the part of either party, each of which denies any liabilities or wrongdoing on its part.

15. GOVERNING LAW. This Consulting Agreement shall be governed by the laws of North Carolina, without regard to its conflict of laws provisions and the applicable provisions of federal law, including, but not limited to, the ADEA and OWBPA.

16. ENTIRE AGREEMENT. Except as expressly provided herein, this Consulting Agreement: (i) supersedes and cancels all other understandings and agreements, oral or written, with respect to Executive’s employment with the Company; (ii) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Consulting Agreement; and (iii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Consulting Agreement; and (ii) no agreement, statement or promise not contained in this Consulting Agreement shall be valid. No change or modification of this Consulting Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties

17. SEVERABILITY: SEPARATE AND INDEPENDENT COVENANTS. If any portion, provision, or part of this Consulting Agreement is held, determined, or adjudicated by any court of competent jurisdiction to be invalid, unenforceable, void, or voidable for any reason whatsoever, each such portion, provision, or part shall be severed from the remaining portions, provisions, or parts of this Consulting Agreement, and such determination or adjudication shall not affect the validity or enforceability of such remaining portions, provisions, or parts. The Company acknowledges and agrees that each of Executive’s covenants in this Agreement or the Employment Agreement shall be construed for all purposes to be separate and independent from any other covenant, whether in this Consulting Agreement or otherwise, and the existence of any claim by the Company or any of its affiliates against Executive under this Consulting Agreement, the Employment Agreement or otherwise, will not excuse the Company’s breach of any covenant contained in this Consulting Agreement.

18. SECTION 409A OF THE INTERNAL REVENUE CODE.

(a) Parties’ Intent. The parties intend that no payments or benefits hereunder shall constitute non-qualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Consulting Agreement shall be construed in a manner consistent with such intention. If any provision of this Consulting Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive/Consultant to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of Executive, use its reasonable business efforts to in good faith reform such provision to be exempt from, or comply with, Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Executive/Consultant and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any material additional economic cost or loss of material benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plan or program in which Executive/Consultant participates to bring it under an exemption from, or in compliance with, Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

(b) Separation from Service. A termination of employment or separation from service shall not be deemed to have occurred for purposes of any provision of this Consulting Agreement providing for the payment of any amounts or benefits that constitute nonqualified deferred compensation within the meaning of Section 409A upon or following a termination of employment or separation from service unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Consulting Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

(c) Separate Payments. Each installment payment required under this Consulting Agreement shall be considered a separate payment for purposes of Section 409A.

(d) Delayed Distribution to Specified Employees. If the Company determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Company’s sole discretion, that Executive/Consultant is a Specified Employee of the Company on the date he experiences a separation from service with the Company and that a delay in benefits provided under this Consulting Agreement is necessary to comply with Code Section 409A(A)(2)(B)(i), then any post separation payments and any continuation of benefits or reimbursement of benefit costs provided by this Consulting Agreement, and not otherwise exempt from Section 409A, shall be delayed for a period of six (6) months following the date of Executive/consultant’s separation from service (the “409A Delay Period”). In such event, any post separation payments and the cost of any continuation of benefits provided under this Consulting Agreement that would otherwise be due and payable to Executive/Consultant during the 409A Delay Period shall be paid to Executive/Consultant in a lump sum cash amount in the month following the end of the 409A Delay Period. For purposes of this Consulting Agreement, “Specified” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof. If Executive/Consultant is identified as a Specified Employee on an Identification Date, then Executive/Consultant shall be considered a Specified Employee for purposes of this Consulting Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.

19. COUNTERPARTS. This Consulting Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Any party hereto may execute this Consulting Agreement by signing any such counterpart.

20. WAIVER OF BREACH. A waiver of any breach of this Consulting Agreement shall not constitute a waiver of any other provision of this Consulting Agreement or any subsequent breach of this Consulting Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have entered into this Consulting Agreement as of the day and year written below.

QUINTILES TRANSNATIONAL CORP.

By:

Name:

Title:

Date:

KEVIN GORDON

By:

Name:

Title:

Date:

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